Exhibit 2

Management’s Responsibility for the Consolidated Financial Statements

The accompanying consolidated financial statements of Queenstake Resources Ltd. and its subsidiaries and all information in the annual report are the responsibility of management and have been approved by the Board of Directors. The consolidated financial statements necessarily include some amounts that are based on management’s best estimates, which have been made using careful judgment.

The consolidated financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles. Financial and operating data elsewhere in the annual report are consistent with the information contained in the financial statements.

In fulfilling their responsibilities, management of Queenstake Resources Ltd. and its subsidiaries have developed and continue to maintain systems of internal accounting controls, and segregation of duties and responsibilities whenever possible.

Although no cost effective system of internal control will prevent or detect all errors and irregularities, these systems are designed to provide reasonable assurance that assets are safeguarded from loss or unauthorized use, transactions are properly recorded and the financial records are reliable for preparing the consolidated financial statements.

The Board of Directors carries out its responsibility for the consolidated financial statements in this annual report principally through its Audit Committee, consisting of non-executive directors. The Audit Committee meets periodically with management and with the external auditors to discuss the results of audit examinations with respect to the adequacy of internal accounting controls, and to review and discuss the consolidated financial statements and financial reporting matters.

The consolidated financial statements have been audited by Staley, Okada & Partners, Chartered Accountants, who have full access to the Audit Committee, with and without the presence of management. Their report follows.

Dorian L. (Dusty) Nicol

President and Chief Executive Officer

Eric H. Edwards

Vice President, Finance and Chief Financial Officer

To the Shareholders of Queenstake Resources Ltd.:

We have audited the accompanying consolidated balance sheets of Queenstake Resources Ltd. (the “Company”) as at December 31, 2005 and 2004 and the related consolidated statements of loss, deficit and cash flows for each of the years in the three-year period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Canadian generally accepted auditing standards and with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2005 and 2004, and the results of its operations and its cash flows for each of each of the years in the three-year period ended December 31, 2005, in accordance with Canadian generally accepted accounting principles.

Staley, Okada & Partners

Chartered Accountants

Vancouver, British Columbia, Canada

March 13, 2006 except as to Note 24, which is as of March 30, 2006

CONSOLIDATED BALANCE SHEETS

(In Thousands of U.S. Dollars)	December 31, 2005	December 31, 2004
ASSETS
Current assets
Cash and cash equivalents	$10,225	$6,132
Trade and other receivables	463	117
Inventories - Note 3	6,519	5,084
Marketable securities - Note 4	13	500
Prepaid expenses - Note 5	1,499	1,450
Total current assets	18,719	13,283

Restricted cash - Note 6	27,165	26,379
Mineral property, plant and equipment, net - Note 7	45,692	42,514
Other assets - Note 8	1,763	5,755
Total assets	$93,339	$87,931

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$11,063	$20,580
Other current liabilities - Note 9	2,846	2,126
Total current liabilities	13,909	22,706

Other long-term obligations - Note 10	2,117	1,093
Reclamation and mine closure - Note 11	26,382	25,766
Total liabilities	42,408	49,565

Shareholders’ equity
Common shares, no par value, unlimited number authorized
Issued and outstanding 550,021,360 (2004 - 410,404,627) - Note 12	131,804	100,139
Contributed surplus - Note 13	1,973	1,053
Convertible securities - Note 15	14	363
Deficit	(82,860)	(63,189)
Total shareholders’ equity	50,931	38,366
Total liabilities and shareholders’ equity	$93,339	$87,931

Commitments and contingencies - Note 20

Approved on behalf of the Board:
/s/ Michael Smith	/s/ Dorian Nicol
Audit Committee Chairman and Director	Director

The accompanying notes form an integral part of these consolidated financial statements

CONSOLIDATED STATEMENTS OF LOSS

	For the Years Ended December 31
(In Thousands of U.S. Dollars, except per share amounts)	2005	2004	2003

Gold sales	$90,174	$100,394	$55,576
Costs and expenses
Cost of sales	80,268	85,346	40,667
Depreciation, depletion and amortization	17,194	19,568	9,240
Non-hedge derivatives - Note 8	2,647	2,530	664
Exploration	3,880	6,629	-
General and administrative	4,915	3,381	1,936
Accretion of reclamation and mine closure liability	1,174	421	131
Stock-based compensation - Note 14	579	537	350
	110,657	118,412	52,988
Loss from operations	(20,483)	(18,018)	2,588
Interest expense - Note 16	413	4,917	4,936
Other income, net	(1,012)	(892)	(282)
Foreign exchange (gain) loss	(213)	83	(172)
Provision for impairment of Magistral Joint Venture	—	—	6,248
	(813)	4,108	10,730
Net loss	$(19,671)	$(22,126)	$(8,142)

Net loss per share - basic and diluted	$(0.04)	$(0.06)	$(0.04)

Weighted average number of shares outstanding (000’s) - basic	509,274	377,609	185,866

CONSOLIDATED STATEMENTS OF DEFICIT

	For the Years Ended December 31
(In Thousands of U.S. Dollars)	2005	2004	2003
			Restated - Note 2k
Deficit, beginning of period - as previously reported	$(63,189)	$(41,063)	$(32,828)
Cumulative restatement for stock-based compensation - Note 2k	—	—	(93)
Deficit, beginning of period - as restated	(63,189)	(41,063)	(32,921)
Net loss	(19,671)	(22,126)	(8,142)
Deficit, end of period	$(82,860)	$(63,189)	$(41,063)

The accompanying notes form an integral part of these consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31
(In Thousands of U.S. Dollars)	2005	2004	2003

OPERATING ACTIVITIES
Net loss	$(19,671)	$(22,126)	$(8,142)
Non-cash items:
Depreciation, depletion and amortization	17,194	19,568	9,240
Interest accretion and deferred financing costs	—	4,484	3,738
Gain on disposal of assets to be disposed of by sale	—	(661)	(504)
Inventory obsolescence	—	575	—
Amortization of deferred charges	1,903	1,590	—
Accretion of reclamation and mine closure liability	1,174	421	131
Amortization of non-hedge derivatives	1,792	2,530	664
Write down of non-hedge derivatives	855	—	—
Stock-based compensation	579	537	350
Foreign exchange loss	(213)	83	(172)
Loss on marketable securities	45	23	—
Provision for doubtful accounts	—	—	768
Provision for impairment of Magistral Joint Venture	—	—	6,248
Warrants issued for services	14	137	—
	3,672	7,161	12,321
Changes in non-cash working capital:
Inventories	(1,435)	(801)	(378)
Accounts receivable and prepaid accounts	(1,178)	3	(2,261)
Accounts payable and accruals	(8,098)	10,354	4,017
Cash provided by (used in) operating activities	(7,039)	16,716	13,699

INVESTING ACTIVITIES
Property, plant and equipment expenditures	(19,644)	(21,547)	(8,960)
Purchase of non-hedge derivatives	(1,242)	(717)	(4,088)
Environmental risk transfer program	—	1,031	(6,892)
Proceeds from sale of assets to be disposed of by sale	—	4,252	—
Notes receivable	—	2,500	—
Sale of marketable securities - Note 4	442	1,460	—
Reclamation costs incurred	(558)	(426)	(127)
Restricted cash	(786)	(41)	(26,342)
Other, net	—	(3,493)	1,192
Cash (used in) investing activities	(21,788)	(16,981)	(45,217)

FINANCING ACTIVITIES
Common shares issued, net of costs - Note 12	30,393	15,030	32,346
Term loan	—	(9,952)	9,952
Notes payable and leases	2,527	(8,218)	—
Other	—	—	(1,356)
Cash provided by (used in) financing activities	32,920	(3,140)	40,942

Net increase (decrease) in cash and cash equivalents	4,093	(3,404)	9,424
Cash and cash equivalents, beginning of period	6,132	9,536	112
Cash and cash equivalents, end of period	$10,225	$6,132	$9,536

Supplemental cash flow information - Note 18

The accompanying notes form an integral part of these consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005, 2004 AND 2003

(In thousands of U.S. dollars, except per share amounts)

1.              Nature of operations

Queenstake Resources Ltd. (“Queenstake”) engages in the mining, processing, production and sale of gold, as well as related activities including development and exploration. The Company’s principal asset and only current source of revenue is its 100% owned Jerritt Canyon Mine, located 50 miles north of Elko, Nevada, acquired on June 30, 2003.

2.              Summary of significant accounting policies

(a)       Basis of presentation

The consolidated financial statements of Queenstake and its subsidiaries (collectively, unless the context requires otherwise, referred to as the “Company”) and accompanying notes have been prepared in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”). For the purposes of these financial statements these principles conform, in all material respects, with generally accepted accounting principles in the United States, except as described in Note 23.

(b)       Basis of consolidation

These consolidated financial statements include the accounts of Queenstake and its subsidiaries. All material intercompany transactions and balances have been eliminated. The subsidiaries and percentage of ownership at December 31, 2005, are as follows:

•                  Queenstake Resources U.S.A. Inc. (Delaware) – 100%

•                  Castle Exploration Inc. (Colorado) – 100%

(c)        Use of estimates

The preparation of financial statements in conformity with Canadian GAAP requires the Company to make estimates and assumptions that affect the amounts of assets, liabilities, shareholders’ equity, revenue and expenses reported in these consolidated financial statements. The most significant of these estimates and assumptions are those that use estimates of gold reserves and resources. Such estimates and assumptions affect the carrying value of assets, decisions as to when exploration and development costs should be capitalized or expensed, the rate at which amortization of long-term assets is charged to earnings, and the estimation of the asset retirement obligation. The Company regularly reviews its estimates and assumptions; however, actual results could differ from these estimates.

(d)       Foreign currency translation

The activities of Queenstake, the Canadian parent company, are conducted and accounted for in Canadian dollars. Accordingly, the temporal rate method is used for the conversion of related Canadian dollar denominated accounts. Monetary assets and liabilities are translated into U.S. dollars at the exchange rate in effect at the balance sheet date, non-monetary assets (including depreciation) and liabilities at the exchange rates in effect at the time of acquisition or issue, and revenues and other expenses at average rates approximating exchange rates in effect during the prescribed time of the transactions. Exchange gains or losses are included in the statement of loss.

(e)        Cash and cash equivalents

Cash and cash equivalents is considered to include cash on hand, demand balances held with banks, money market funds, certificates of deposit and highly liquid deposits with maturities of three months or less from the date of inception.

(f)           Inventories

Work-in-process inventories, including ore stockpiles, are valued at the lower of average production cost and net realizable value, after a reasonable allowance for further processing and sales costs.

Finished goods inventories are valued at the lower of cost and net realizable value. Cost valuations are based on the related three-month period’s average costs. Net realizable value is after a reasonable allowance for sales costs.

Materials and supplies inventories are valued at the lower of average cost and replacement cost, net of a provision for obsolescence with respect to identified inventory items.

(g)       Marketable securities

Short-term investments in publicly traded marketable securities are valued at the lower of cost and quoted market value.

(h)       Mineral property, plant and equipment

Mineral property, plant and equipment are carried at cost less accumulated depreciation and depletion. Cost includes acquisition and related costs, capitalized asset retirement costs, long-term development costs incurred on existing ore bodies, and development costs incurred to further define reserves deemed capable of subsequent commercial production. Depletion of mineral properties including deferred development costs is charged on a units-of-production basis over proven and probable reserves. Depreciation for plant and equipment commences when they are placed in service. Depreciation of plant and equipment is calculated using the straight-line method, based on estimated useful lives ranging from three to six years. Projects and assets considered to be Construction in Progress are not depreciated until the projects are complete and placed in service.

Long-lived assets are evaluated for impairment at the end of each reporting period or more frequently when changes in circumstances indicate that those carrying values may not be recoverable. Estimated undiscounted future net cash flows for the Jerritt Canyon mine are subject to risks and uncertainties and are calculated using estimated production, expected gold sales prices (considering current and historical prices, price trends and related factors), operating costs, capital costs, and reclamation and closure costs and estimates of asset recovery values. It is reasonable that changes in estimates could occur, which may affect the expected recoverability of these assets. If it is determined that the carrying value exceeds estimated undiscounted future net cash flows, then a write-down to fair value would be recorded, with a charge to operations.

(i)          Asset retirement obligations

The recommendations of CICA Handbook Section 3110, Asset Retirement Obligations, became effective on January 1, 2004. This section requires the recognition of a liability for legal obligations relating to the retirement of property, plant and equipment and obligations arising from the acquisition, construction, development, or normal operation of those assets. Such asset retirement costs must be recognized at fair value, when a reasonable estimate of fair value can be made, in the period in which the liability is incurred. A corresponding increase to the carrying amount of the related asset, where one is identifiable, is recorded and amortized over the life of the asset. Where a related asset is not easily identifiable with a liability, the change in fair value over the course of the year is expensed. The amount of the liability is subject to re-measurement at each reporting period. The estimates are based principally on legal and regulatory requirements. It is possible that the Company’s estimate of its ultimate reclamation liabilities could change as a result of changes in regulations, the extent of environmental remediation required or completed, the means of reclamation or changes in cost estimates. Changes in estimates are accounted for prospectively commencing in the period the estimate is revised.

(j)           Obligations under capital leases

Leases are classified as either capital or operating. Leases that transfer substantially all of the benefits and risks of ownership of property to the Company are accounted for as capital leases. At the time a capital lease is entered into, an asset is recorded along with its related long-term financing obligation, net of interest. Interest on capital lease financing is expensed as financing payments are made. Payments made under operating leases are expensed as incurred.

(k)       Stock-based compensation

On January 1, 2004, the Company retroactively adopted the transitional rules of CICA Handbook section 3870, Stock-based Compensation and Other Stock-based Payments (“CICA 3870”). This requires the Company to: (a) for fiscal years beginning after January 1, 2004, commence recording in the accounts the cost of stock-based compensation, estimated using the fair-value method prescribed in CICA 3870; and (b) restate prior period financial statements to record the fair value of stock-based compensation for the years 2002 and 2003. The effect of the change in accounting policy was a $93 thousand increase in the opening deficit as at January 1, 2003.

Compensation expense for stock options granted is determined based on the estimated fair values of the stock options at the time of the grant, the cost of which is recognized over the vesting periods of the respective options. The estimated fair values of stock options granted is determined by using the Black-Sholes option pricing model. The estimated fair value of stock options is credited to contributed surplus as the options vest and is subsequently transferred to share capital upon exercise of the related option.

Consideration paid by directors, officers, employees and non-employees on exercise of stock options is credited to common shares.

(l)          Convertible securities

Warrants issued as consideration for goods and services are recorded at fair value and classified as Convertible Securities. Fair value is transferred to common shares upon exercise of the related warrants; proceeds from the exercise of these warrants are accounted for as an increase to common shares. The value of equity units, consisting of common shares and warrants, issued in cash financings is assumed to be substantially attributable to the value of the common shares; accordingly no portion of the cash received for the units is assigned to the warrants.

(m)     Revenue recognition

Revenue from the sale of gold is recognized when there is pervasive evidence that an arrangement exists, the selling price is fixed and determinable, collectibility is reasonably assured, and when title and the risks and rewards of ownership pass to the buyer.

(n)       Commodity contracts

The Company may purchase gold put option contracts to protect against the risk of falling gold prices. Purchased gold put options allow the Company to exercise on a designated forward date, the option to sell a specified quantity of gold at the contract price (“strike price”) to the counterparty. If the gold price is lower than the strike price of the respective purchased put option contract on the expiry date, gold is sold at the strike price of the put option. If the market gold price is higher that the strike price of the put option, the option expires without exercise. The put option premium payments related to the contracts are recognized as a deferred charge and liability on acquisition and expensed and paid, respectively, in the period in which the contracts expire. Put options are considered non-hedge derivative financial instruments and thus, are marked to fair market value. Changes in the fair market value of the put options are recorded in current earnings or losses.

The Company does not use gold forward sales contracts to fix future gold prices to be realized.

(o)       Future income taxes

The future income tax asset and liability method of accounting for income taxes is used, whereby future income tax assets and liabilities are recorded based on temporary differences between the carrying amounts of balance sheet items and their corresponding tax bases. Future income tax assets also arise from unused tax losses, subject to a valuation allowance, to the extent that it is more likely than not such losses ultimately will be utilized. This method also requires that the future income tax assets and liabilities be measured using the enacted rates and laws that are expected to apply when these assets and liabilities are either to be realized or settled.

(p)       Earnings/loss per share

Basic earnings/loss per share is calculated by dividing the net earnings/loss for the year by the weighted average number of common shares outstanding during the year. Diluted earnings per share is calculated using the treasury stock method which, for outstanding stock options and warrants, assumes that the proceeds to be received on the exercise of the stock options and warrants are applied to repurchase common shares at the average market price for the period, for purposes of determining the weighted average number of shares outstanding. Basic and diluted loss per share are the same as the inclusion of common share equivalents would be anti-dilutive.

(q)       Comparative figures

Certain of the comparative figures have been reclassified to conform with the current year’s presentation.

3.              Inventories

	December 31, 2005	December 31, 2004
Finished goods	$1,083	$59
Stockpiled ore	1,768	1,889
Work-in-process	352	286
Materials and supplies	3,316	2,850
	$6,519	$5,084

All inventories are associated with the Jerritt Canyon mine.

4.              Marketable securities

	Shares	Amount
Balance - December 31, 2003	—	$—
Marketable securities received on sale of assets	2,000,000	1,483
Marketable securities received in lieu of note payment	669,485	500
Proceeds from sale of marketable securities	(2,000,000)	(1,460)
Loss on sale of marketable securities	—	(23)
Balance - December 31, 2004	669,485	500
Proceeds from sale of marketable securities	(644,485)	(442)
Loss on sale of marketable securities	—	(45)
Balance - December 31, 2005	25,000	$13

5.              Prepaid expenses

	December 31, 2005	December 31, 2004
	Total	Total
Prepaid insurance	$783	$794
Prepaid federal land fees	540	502
Other	176	154
	$1,499	$1,450

6.              Restricted cash

	December 31, 2005	December 31, 2004
Commutation Account	$25,766	$25,771
Interest earned	706	421
Reclamation costs incurred by Company	(558)	(426)
	25,915	25,766
Workman’s compensation self-insurance	522	510
Other restricted cash	729	103
	$27,165	$26,379

On June 30, 2003, the Company purchased from American Insurance Group (“AIG”) an environmental risk transfer program (the “ERTP”) (See Note 8). As part of the ERTP, $25.8 million was deposited in an interest-bearing account with AIG (the “Commutation Account”). The Commutation Account principal plus interest earned on the principal is used to fund Jerritt Canyon mine’s ongoing reclamation and mine closure obligations identified as at June 30, 2003.

The Company has assigned to Division of Insurance, State of Nevada a letter of credit for $0.5 million secured by a cash deposit of $0.5 million in connection with the State’s Workers Compensation program. Interest is earned on the deposit.

The Company has assigned two letters of credit totaling $0.7 million secured by a cash deposit of $0.7 million in connection with the purchase of mining equipment. Interest is earned on this deposit.

7.              Mineral property, plant and equipment

	December 31, 2005			December 31, 2004
		Accumulated			Accumulated
		depletion &			depletion &
	Cost	depreciation	Net	Cost	depreciation	Net
Mineral properties and deferred costs
Jerritt Canyon	$59,047	$(29,398)	$29,649	$45,538	$(19,044)	$26,494

Plant and equipment
Jerritt Canyon	28,276	(12,274)	16,002	22,117	(6,128)	15,989
Subtotal Jerritt Canyon(1)	87,323	(41,672)	45,651	67,655	(25,172)	42,483
Office equipment	74	(33)	41	54	(23)	31
	$87,397	$(41,705)	$45,692	$67,709	$(25,195)	$42,514

(1)          Jerritt Canyon cost basis

	Original cost	2003 additions	2004 additions	2005 additions	Cost basis

Mineral properties and deferred costs(2)	$22,888	$5,088	$17,562	$13,509	$59,047
Plant and equipment	14,100	785	7,232	6,159	28,276
	$36,988	$5,873	$24,794	$19,668	$87,323

(2)          The original cost of the mineral properties and deferred costs includes the $25,767 of capitalized asset retirement costs (Note 11) less negative goodwill on the acquistion of Jerritt Canyon.

8.              Other assets

	December 31, 2005
	Beginning				Ending
	Balance	Additions	Amortization	Write-down	Balance
Non-hedge derivatives	$1,612	$1,242	$(1,792)	$(855)	$207
Deferred royalty charges	1,903	—	(1,903)	—	—
Environmental risk transfer program	2,240	—	(684)	—	1,556
	$5,755	$1,242	$(4,379)	$(855)	$1,763

	December 31, 2004
	Beginning				Ending
	Balance	Additions	Amortization	Recovery	Balance
Non-hedge derivatives	$3,425	$717	$(2,530)	$—	$1,612
Deferred royalty charges	—	3,493	(1,590)	—	1,903
Deferred financing cost	3,345	—	(3,345)	—	—
Environmental risk transfer program	5,275	—	(2,004)	(1,031)	2,240
	$12,045	$4,210	$(9,469)	$(1,031)	$5,755

As a condition of the Jerritt Canyon term loan, the lender required the Company to purchase a total of 394,591 gold put options, with a carrying value of approximately $4.1 million, with a series of monthly expiries from July 2003 through June 2005, inclusive. On June 30, 2005 the remaining balance of the prepaid put options required by the conditions of the term loan expired in full.

The Company purchased gold put options in the fourth quarter of 2004 at a cost of $0.7 million with expiry dates through 2005. These gold put options have expired in full as of December 31, 2005.

During 2005, the Company purchased 147,000 gold put options as non-hedge derivatives at a cost of $1.2 million with a series of monthly expiries from January 2006 through March 2007, inclusive. The carrying value of $0.2 million is net of realized and unrealized losses of $0.9 million resulting from decreases in the fair value of the gold put option contracts. The put options each have a strike price ranging from $400 to $425 per ounce. Payments of the premiums for these put options are being deferred and will be settled each month based upon the respective number of put options expiring or exercised in that month. See Note 19 – Commodity Risk Management for further discussion regarding put option contract valuation and a summary of outstanding put options at December 31, 2005.

Reclamation cost cap insurance

The ERTP that the Company purchased from AIG (See Note 11) also includes a reclamation and mine closure cost cap insurance policy. The insurance provides coverage for future reclamation and mine closure costs in existence at June 30, 2003, if they exceed those funded by the Commutation Account (Note 6). If these ultimate reclamation costs are less than the amount in the Commutation Account, the Company would be refunded the excess cash. In the event that these ultimate reclamation costs are more than the Commutation Account balance, the cost cap insurance, will pay the excess costs up to a defined maximum.

The insurance premium paid for the ERTP in June 2003 is being depleted over the estimated proven and probable reserve estimated at the inception of the policy. Depletion of the insurance premium is calculated based on each respective periods ounce production with respect to the estimated proven and probable reserves.

Pollution legal liability

The ERTP also includes a pollution legal liability insurance coverage for third-party damage claims against the Company for both pre-existing pollution conditions and new pollution conditions, for a period of five years commencing June 30, 2003.

9.              Other current liabilities

	December 31, 2005	December 31, 2004
Insurance policy premium payable	$423	$425
Current portion of non-hedge derivative premiums payable (Note 10)	994	732
Current portion of capital leases (Note 10)	1,429	969
	$2,846	$2,126

10.       Other long-term liabilities

	December 31, 2005	December 31, 2004
Non-hedge derivative premiums payable	$1,062	$732
Capital leases	3,478	2,062
	4,540	2,794
Less current portion:
- Non-hedge derivative premiums payable	(994)	(732)
- Capital leases	(1,429)	(969)
	$2,117	$1,093

During 2005, the Company entered into a 5 year capital lease with a mining equipment company with a total payment price of $1.4 million. The delivered sales price for the equipment is $1.1 million with a deferred finance charge of $0.3 million calculated at 8.35%.

During 2005, the Company entered into a 5 year capital lease with a mining equipment company with a total payment of $2.0 million. The delivered sales price for the equipment is $1.6 million with a deferred finance charge of $0.4 million calculated at 7.25%.

During 2005, the Company entered into a two year capital lease with a software company with a total payment of $44 thousand. The delivered sales price for the equipment is $41 thousand with a deferred finance charge of $3 thousand calculated at 7.00%.

During 2004, the Company entered into a 28 month capital lease with a mining equipment company with a total payment of $539 thousand. The delivered sales price for the equipment is $476 thousand with a deferred finance charge of $63 thousand calculated at 7.95%.

During 2005, the Company received mining equipment from a mining equipment company with a purchase price of $0.7 million. The Company is in the process negotiating lease terms for the mining equipment which will be completed in 2006.

Capital lease obligations through the completion of current lease terms are as follows:

(In thousands of dollars)	2006	2007	2008	2009	2010	Total
Mining equipment	$287	$281	$281	$281	$258	$1,388
Mining equipment	194	194	194	194	354	1,130
Mining software	20	12	—	—	—	32
Mining equipment	255	—	—	—	—	255
Mining equipment	673	—	—	—	—	673
	$1,429	$487	$475	$475	$612	$3,478

11.       Reclamation and mine closure

Federal, state and local laws and regulations concerning environmental protection affect the Company’s operations. Under current regulations, the Company is required to meet performance standards to minimize environmental impact from operations and to perform site restoration and other closure activities. The Company’s provisions for future site closure and reclamation costs are based on known requirements. It is not currently possible to estimate the impact on operating results, if any, of future legislative or regulatory developments. The Company’s estimate of the present value of the obligation to reclaim the Jerritt Canyon property is based upon existing reclamation standards at December 31, 2005 and Canadian GAAP.

As part of the consideration for the Jerritt Canyon mine acquisition, the Company assumed the liability for final reclamation and closure of the mine. On June 30, 2003, the Company purchased from American Insurance Group (“AIG”) an environmental risk transfer program (the “ERTP”) (Note 8). The ERTP includes several components: a Commutation Account (Note 6), reclamation cost cap insurance, pollution liability insurance, and surety bonds.

The following table sets out the activity for the Company’s reclamation and mine closure liabilities for the years ending December 31, 2005 and 2004:

	December 31, 2005	December 31, 2004
Opening balance	$25,766	$25,771
Accretion	1,174	421
Reclamation activities paid by Company	(558)	(426)
Ending balance	$26,382	$25,766

Surety bonds

AIG has posted a total of $35.5 million in surety bonds with the U.S. Forest Service and the Nevada Division of Environment Protection, to provide these agencies assurance that the Company will meet its reclamation obligations.

12.       Common Shares

	Shares (000’s)	$ 000’s
Balance, December 31, 2003	360,313	$84,817
Issued for cash	34,254	12,997
Issued for cash on exercise of warrants	15,313	2,905
Issued for cash on exercise of incentive stock options	525	110
Fair value of broker’s warrants exercised	—	257
Fair value of stock options exercised (Note 13)	—	35
Equity issuance costs	—	(982)
Activity for the year	50,092	15,322
Balance, December 31, 2004	410,405	100,139
Issued for cash	125,978	30,716
Issued for cash on exercise of warrants	7,843	1,591
Issued for cash on exercise of incentive stock options	360	60
Common shares issued in payment of liabilities	5,435	1,250
Fair value of stock options exercised (Note 13)	—	22
Equity issuance costs	—	(1,974)
Activity for the year	139,616	31,665
Balance, December 31, 2005	550,021	$131,804

On October 7, 2004, the Company issued 34,254,000 common shares and 17,127,000 common share purchase warrants in an equity offering for gross proceeds of $13.0 million. Each common share purchase warrant entitled the holder to purchase one common share at an exercise price of Cdn $0.65 at any time until February 10, 2006. The Company paid the underwriters a cash commission equal to 5.0% of the gross proceeds of the offering million and issued 1,712,700 Compensation Options to the underwriters. Each Compensation Option entitled the holder to purchase one unit of the Company at an exercise price of Cdn $0.50, at any time before October 8, 2005; each unit purchased consisted of one common share and one-half of one common share purchase warrant; one whole common share purchase warrant entitled the holder to purchase one additional common share at a price of Cdn $0.65 until February 10, 2006. The common share purchase warrant and the Compensation Options expired unexercised on February 10, 2006 and October 8, 2005, respectively.

On March 23, 2005 the Company issued 100,000,000 common shares pursuant to an equity financing for gross proceeds of $24.8 million. The equity financing consisted of 100,000,000 units, with each Unit consisting of one common share and one half of one common share purchase warrant at a price of Cdn $0.30 per Unit. Each whole common share purchase warrant (50,000,000 warrants in total) can be exercised to acquire one additional common share at a price of Cdn $0.40 for a period of 24 months. The common share purchase warrants are subject to mandatory exercise with thirty days notice by the Company, or they will expire and no longer be valid, should the weighted average trading price exceed a specified threshold. The Company paid the underwriters a cash commission of 5% of the gross proceeds.

On May 16, 2005, the Company issued 5,434,783 common shares to settle outstanding liabilities and accrued interest of $1.3 million.

On June 22, 2005 the Company issued 25,987,200 common shares pursuant to an equity financing for $5.9 million through a syndicate of underwriters (“Underwriters”). The offering was priced at Cdn $0.28 per share. The Underwriters received a 4% commission on the gross proceeds of the offering.

13.       Contributed surplus

	December 31, 2005	December 31, 2004
Balance, beginning of year	$1,053	$551
Fair value of stock-based compensation	579	537
Fair value of expired warrants (Note 15)	363	—
Fair value of stock options exercised - transferred to share capital (Note 12)	(22)	(35)
Balance, end of year	$1,973	$1,053

14.       Stock options

The following table sets out the activity in Company’s incentive stock option plans for the years ending December 31, 2005, 2004 and 2003:

		Weighted average
	Number	price per option
	(000’s)	Cdn $
Outstanding, December 31, 2002	5,120	$0.41
Granted	3,900	0.39
Exercised	(1,752)	0.22
Cancelled or expired	(493)	0.25
Outstanding, December 31, 2003	6,775	0.43
Granted	5,050	0.57
Exercised	(525)	0.26
Cancelled or expired	(155)	2.65
Outstanding, December 31, 2004	11,145	0.47
Granted	7050	0.22
Exercised	(360)	0.20
Cancelled or expired	(4,665)	0.50
Outstanding, December 31, 2005	13,170	$0.33

Options outstanding at December 31, 2005 are exercisable in the following amounts and exercise prices:

Options outstanding				Options exercisable
Exercise price per		Weighted average	Weighted average		Weighted average
option	Number of options	price per option	remaining life	Number of options	price per option
Cdn $	(000’s)	Cdn $	(years)	(000’s)	Cdn $
0.09	150	$0.09	1.0	150	$0.09
0.32	1,600	0.32	1.4	1,600	0.32
0.22	50	0.22	1.8	50	0.22
0.39	1,850	0.39	2.6	1,850	0.39
0.57	1,385	0.57	3.5	1,385	0.57
0.57	1,505	0.57	3.8	1,505	0.57
0.23	550	0.23	4.3	275	0.23
0.22	5,065	0.22	4.4	2,533	0.22
0.22	500	0.22	4.4	250	0.22
0.22	300	0.22	4.6	150	0.22
0.22	200	0.22	4.6	100	0.22
0.22	15	0.22	4.9	8	0.22
	13,170	$0.33		9,855	$0.36

At December 31, 2005 the Company had only one stock option plan, the 1995 Plan. The 1995 Plan was established on May 17, 1995, amended most recently on May 12, 2004 and is the Company’s only active incentive stock option plan. A maximum of 30,000,000 five-year options may be granted under the 1995 Plan at an exercise price based on market value on the day before granting. Shareholder approval is required to increase the number of options available for grant under the 1995 Plan. Full vesting of stock options granted under the 1995 plan is completed after one year where 50% of the granted options vest immediately upon the date of grant and the remaining 50% vest one year from the date of grant.

On May 2, 2005, the Company granted 575,000 stock options to a non-director officer and certain employees of the Company with a strike price of Cdn $0.23 expiring on May 2, 2010.

On May 11, 2005, the Company granted 5,460,000 stock options to directors, a non-director officer and certain employees of the Company with a strike price of Cdn $0.22 expiring on May 11, 2010.

On May 31, 2005, the Company granted 500,000 stock options to newly appointed directors of the Company with a strike price of Cdn $0.22 expiring on May 31, 2010.

On August 15, 2005, the Company granted 300,000 stock options to a non-director officer and certain employees of the Company with a strike price of Cdn $0.22 expiring on August 15, 2010.

On August 23, 2005, the Company granted 200,000 stock options to certain employees of the Company with a strike price of Cdn $0.22 expiring on August 23, 2010.

On November 22, 2005, the Company granted 15,000 stock options to certain employees of the Company with a strike price of Cdn $0.22 expiring on November 22, 2010.

The fair value of stock options granted to directors, officers and employees were estimated at the grant date based on the Black-Scholes option pricing model. From the specific assumptions applied at each respective grant date, the weighted average assumptions for stock options granted are as follows:

	Weighted Average Assumptions
	2005	2004	2003
Expected volatility	74.7%	50.0%	29.7%
Risk-free interest rate	3.79%	3.47%	4.33%
Expected lives	3 years	2 years	2 years
Dividend yield	0%	0%	0%

Weighted average fair value per stock option granted	$0.09	$0.14	$0.07

Option pricing models require the input of highly subjective assumptions including the expected price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore, the existing models do not necessarily provide a reliable measure of the fair value of the Company’s stock options.

The Company recognized $579,000, $537,000 and $350,000 in stock-based compensation expense for the years ended 2005, 2004 and 2003, respectively.

15.       Convertible securities

Outstanding at
December 31,	Issued in	Exercised in	Expired in	Outstanding at
2004	2005	2005	2005	December 31, 2005	Exercise price	Expiry
(000’s)	(000’s)	(000’s)	(000’s)	(000’s)	Cdn $
10,534	—	(7,843)	(2,691)	—	0.25	06/25/05
2,000	—	—	(2,000)	—	1.00	12/15/05
17,127	—	—	—	17,127	0.65	02/10/06
1,713	—	—	(1,713)	—	0.50	08/10/05
—	50,000	—	—	50,000	0.40	03/23/07
—	100	—	—	100	0.40	03/23/07
31,374	50,100	(7,843)	(6,404)	67,227

					Fair value of	Fair value of	Fair value of	Fair value of
	Warrants	Warrants	Warrants	Warrants	warrants	warrants	warrants	warrants
	issued	exercised	expired	outstanding	issued	exercised	expired	outstanding
	(000’s)	(000’s)	(000’s)	(000’s)
Balance, December 31, 2004	148,779	(117,405)	—	31,374	$5,420	$(5,057)	$—	$363
Warrants issued in financings (Note 13)	50,000	(7,843)	(2,691)	39,466	—	—	—	—
Warrants issued for services	100	—	—	100	14	—	—	14
Warrants expired	—	—	(3,713)	(3,713)	—	—	(363)	(363)
Balance, December 31, 2005	198,879	(125,248)	(6,404)	67,227	$5,434	$(5,057)	$(363)	$14

On April 29, 2005, 100,000 warrants were issued under an agreement for financial advisory and investment banking services. The warrants issued have the same stipulations as warrants issued in the March 23, 2005 equity financing (Note 12). The warrants were issued at a strike price of Cdn $0.40 and the estimated fair value of the warrants was calculated using the Black-Scholes option pricing model. The estimate of the fair value of the warrants of $14 thousand was based upon a volatility of 75.0%, a risk free interest rate of 3.9% and an expected life of 2 years.

On February 16, 2006, 17.1 million warrants with an exercise price of Cdn $0.65 expired.

16.       Interest expense

	December 31, 2005	December 31, 2004	December 31, 2003
Amortization of deferred financing costs, related to term loan	$—	$3,345	$3,344
Amortization of deferred financing costs, related to put options financed	—	257	50
Accretion of production payment owing to Jerritt Canyon sellers	—	788	256
Oxygen plant note	—	94	88
Non-cash interest expense	—	4,484	3,738
Term loan	—	322	978
Capital leases	413	80	83
Other	—	31	137
	$413	$4,917	$4,936

17.       Income taxes

The Company’s provision for income taxes differs from the amounts computed by applying the combined Canadian federal and provincial income tax rates to the net loss as a result of the following:

	2005	2004	2003
Provision for recovery of taxes at stautory rates	$(6,885)	$(7,877)	$(2,932)
Tax benefit not recognized on current year losses	3,624	1,491	1,222
Differences in foreign tax rates	154	(57)	85
Non-deductible items and other	3,107	6,443	1,625
	$—	$—	$—

Future income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company’s future tax assets as at December 31, 2005 are as follows:

	2005	2004	2003
Non-capital loss carry forwards	$10,552	$7,322	$7,776
Net capital loss carry forwards	7,851	6,088	—
Unutilized exploration expenditures	7,620	5,990	2,619
Capital assets	1,044	(330)	(204)
Total gross future income tax assets	27,067	19,070	10,191
Less: Valuation allowance	(27,067)	(19,070)	(10,191)
Net future income tax allowance	$—	$—	$—

The Company has income tax loss carry forwards of approximately $6.6 million in Canada, which may be used to reduce future income taxes otherwise payable and which expire in the years 2006 to 2009.

The Company has income tax loss carry forwards of approximately $20.5 million in the United States, which may be used to reduce future income taxes otherwise payable and which expire in the years 2006 to 2025.

The tax benefit of the above noted tax assets have been offset by recognition of a valuation allowance in these financial statements.

18.       Supplemental cash flow disclosure

	For the years ended December 31
	2005	2004	2003
Non-cash financing and investing activities
Property, plant and equipment expenditures accrued	$3,309	$3,265	$—
Common shares issued in payment of liabilities	1,250	—	6,353
Finance of prepaid insurance	783	—	—
Contributed surplus arising on fair value of convertible securities expired	363	—	—
Fair value of stock options exercised and transferred from contributed surplus to share capital	22	35	43
Marketable securities received in sale of assets disposed of by sale	—	4,483	—
Marketable securities received in lieu of note payment	—	500	—
Fair value of broker’s warrants issued for services	—	—	5,283
Fair value of lender’s and broker’s warrants exercised and transferred to share capital	—	257	4,802
Issued shares to satisfy the loan payable by the Magistral Joint Venture	—	—	562
Acquisition of the Jerritt Canyon mine:
Shares issued to sellers	—	—	4,089
Deferred production payment owing to sellers	—	—	4,506
Reclamation liability assumed	—	—	25,767
Other liabilities assumed	—	—	4,159
Warrants issued to lenders	—	—	4,565

Operating activities including interest paid in cash	413	433	1,286

19.       Financial instruments

Fair value

The fair value of the Company’s current financial assets and liabilities, excluding marketable securities, approximates their carrying values, due to their short-term maturities. Marketable securities are carried at the lower of cost and fair market value and were reduced to fair market value at December 31, 2005.

Foreign currency risk management

All revenues and substantially all of the Company’s expenses are incurred in U.S. dollars. The Company’s equity capital is raised in Canadian dollars. Potential currency fluctuations could affect the amount of U.S. dollars that can be purchased with Canadian dollars. The Company believes that the risk of material loss as a result of an adverse prolonged change in Canadian / U.S. dollar exchange rates is managed by its policy for the conversion of Canadian funds into U.S. funds as necessary with consultation from foreign currency exchange specialists, and currently does not use foreign currency exchange contracts to fix exchange rates.

Commodity risk management

The profitability of the Company is directly related to the market price of gold. Accordingly, the Company may purchase non-hedge derivative financial instruments, such as gold put option contracts, to protect against the risk of falling gold prices. The Company pays a premium to acquire the contracts which is settled in the period the option is exercised or allowed to expire. If the gold price is lower than the strike price of the respective purchased put option on the expiry date, gold is sold at the strike price of the put option. If the market gold price is higher that the strike price of the put option, the option expires without exercise.

The Company does not use gold forward sales contracts to fix future gold prices realized.

The Company has purchased gold put option contracts starting in late 2004 and 2005 with expiry dates extending into 2007. These put option contracts are considered non-hedge derivative financial instruments and thus, are marked to fair market value each reporting period and changes in the fair market value are recorded in current earnings or losses.

In 2005, the Company purchased 147,000 gold put options as non-hedge derivatives with a series of monthly expiries from January 2006 through March 2007, inclusive. The put options each have a strike price ranging from $400 to $425 per ounce.

Put options remaining for 2006 and 2007 are as follows:

	2006				2007
	Q1	Q2	Q3	Q4	Q1
Ounces	15,000	—	37,500	30,000	—
Strike price/ounce	$400	$—	$400	$400	$—

Ounces	15,000	37,500	—	—	12,000
Strike price/ounce	$425	$425	$—	$—	$425

20.       Commitments and contingencies

(a)       Commitments

The Company has certain contracted commitments and obligations under capital leases, operating leases and non-hedge derivative financial instrument contracts. Future payments for these contracted commitments and obligations with initial or remaining terms in excess of one year at December 31, 2005 are as follows:

	Payments due by period
		Less than 1			More than 5
(In millions of dollars)	Total	year	1 - 3 years	4 - 5 years	years
Capital lease obligations	$3.5	$1.4	$2.1	$—	$—
Operating leases	0.6	0.2	0.4	—	—
Non-hedge derivative financial instruments	1.1	1.0	0.1	—	—
Total Material Contractual Obligations	$5.2	$2.6	$2.6	$—	$—

The Company has certain operating leases for corporate office space and equipment with payments of $0.6 million due over the next three years. These leases range from 1 to 3 years with payment obligations of $0.2 million in 2006, $0.2 million in 2007 and $0.2 million in 2008.

(b)       Legal

The Company may be involved in various claims, legal proceedings and complaints arising in the ordinary course of business. The Company does not believe that adverse decisions in any pending or threatened proceedings related to any matter, or any amount which the Company may be required to pay by reason thereof, will have a material effect on the future conditions or future results of operations for the Company.

(c)        Environmental

The Company engages in mining, development and exploration activities, which are subject to various federal and state laws and regulations governing the protection of the environment. These laws and regulations are continually changing and may become more restrictive. The Company conducts its operations in a manner to protect public health and the environment and believes its operations are materially in compliance with all applicable laws and regulations.

21.       Retirement plans

Upon completion of the Jerritt Canyon acquisition, the Company assumed sponsorship, from the prior owners of the Jerritt Canyon mine, of a qualified tax-deferred savings plan in accordance with the provisions of Section 401(k) of the U.S. Internal Revenue Code, which is available to permanent U.S. employees. The Company makes defined contributions of up to 7.5% of eligible employees’ salaries and is not responsible for the performance of investment vehicles selected by employees. The Company contributed $1,347,879 for the twelve-month period ended December 31, 2005 and contributed $1,372,206 during the twelve-month period ended December 31, 2004.

22.       Segment information

The Company operates only in the gold sector within the United States. Currently, revenues are earned exclusively at the Company’s Jerritt Canyon mine in Nevada.

23.       Differences between Canadian and United States generally accepted accounting principles

These consolidated financial statements have been prepared in accordance with Canadian GAAP. For the purposes of these financial statements these principles differ in certain material respects from generally accepted accounting principles in the United States (“U.S. GAAP”).

The adjustments to comply with U.S. GAAP, with respect to the consolidated balance sheets for the years ended December 31, 2005 and 2004 would be as follows:

	December 31, 2005			December 31, 2004
	Canadian			Canadian
(In Thousands of Dollars)	GAAP	Differences	U.S. GAAP	GAAP	Differences	U.S. GAAP
ASSETS
Total current assets	$18,719	$—	$18,719	$13,283	$—	$13,283
Other assets (b)	74,620	—	74,620	74,648	(878)	73,770
Total assets	$93,339	$—	$93,339	$87,931	$(878)	$87,053

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Total current liabilities	$13,909	$—	$13,909	$22,706	$—	$22,706
Other long-term liabilities	28,499	—	28,499	26,859	—	26,859
Total liabilities	42,408	—	42,408	49,565	—	49,565

Shareholders’ equity
Common shares, contributed surplus, and convertible securities	133,791	—	133,791	101,555	—	101,555
Deficit (b)	(82,860)	—	(82,860)	(63,189)	(878)	(64,067)
Total shareholders’ equity	50,931	—	50,931	38,366	(878)	37,488
Total liabilities and shareholders’ equity	$93,339	$—	$93,339	$87,931	$(878)	$87,053

The adjustments to comply with U.S. GAAP, with respect to the consolidated statements of loss for the years ended December 31, 2005, 2004 and 2003 would be as follows:

	For the Years Ended December 31
(In Thousands of Dollars, except per share amounts)	2005	2004	2003
Income (Loss) from operations Canadian GAAP	$(20,483)	$(18,018)	$2,588
Interest expense (a)	(413)	(4,917)	(4,936)
Other income, net (a)	1,012	892	282
Foreign exchange gain (loss) (a)	213	(83)	172
Provision for impairment of Magistral Joint Venture (a)	—	—	(6,248)
Realized non-hedge derivative loss (b)	878	2,994	—
Unrealized non-hedge derivative loss (b)	—	(878)	(2,994)
Loss from operations and Net loss under U.S. GAAP	(18,793)	(20,010)	(11,136)
Other comprehensive income - unrealized gain on marketable securities in 2002; realized in 2003 (c)	—	—	(198)
Comprehensive loss under U.S. GAAP	$(18,793)	$(20,010)	$(11,334)

Net loss per share - basic and diluted	$(0.04)	$(0.05)	$(0.06)

Weighted average number of shares outstanding (000’s) - basic	509,274	377,609	185,866

The adjustments to comply with U.S. GAAP, with respect to the consolidated statements of cash flows for the years ended December 31, 2005, 2004 and 2003 would have no material effect on net cash provided by / (used in) operations, cash used in investing activities and cash provided by / (used in) financing activities.

The significant differences between generally accepted accounting principles (“GAAP”) in Canada and in the United States, as they relate to these financial statements are as follows:

(a)       Certain income and expense items may be disclosed after income (loss) from operations for Canadian GAAP. These items are included in income (loss) from operations for U.S. GAAP.

(b)       The Company purchased gold put options as required by the Jerritt Canyon term loan to establish a minimum price, which the Company would receive for a significant portion of its gold production during the amortization period of the term loan. These gold put options expired in June 2005. These contracts do not qualify as designated hedges under FAS 133 and FAS 137 and accordingly for U.S. GAAP, changes in the fair value of the outstanding puts are recognized as a component of net loss. Canadian GAAP would not have required a measurement of fair value as these contracts were purchased pursuant to a borrowing arrangement.

(c)        Under U.S. GAAP, unrealized gains and losses on investments held for re-sale are shown separately in the derivation of comprehensive income. After the investment is sold, the related gain and loss amounts in comprehensive income are reclassified to the statement of loss.

(d)       Recent U.S. GAAP  accounting pronouncements

Stock Based Compensation

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment,” which revised SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 123R will supersede APB Opinion 25, “Accounting for Stock Issued to Employees” and amends SFAS No. 95, “Statement of Cash Flows.”  The significant differences in accounting from Canadian GAAP under SFAS No. 123R include the requirement to measure and record to the financial statements the costs of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award, recognized over the period during which an employee is required to provide services in exchange for such award. SFAS 123R also requires forfeitures of unvested instruments such as stock options be estimated at the grant date to determine the total compensation to be recognized. Under Canadian GAAP, the Company recognizes the fair value of an employee’s services award over the vesting period and accounts for forfeitures only as they occur. SFAS No. 123R is effective January 1, 2006. The Company is currently assessing the impact of these and other differences arising from the application of SFAS 123R.

In March 2005, the SEC staff issued Staff Accounting Bulletin (“SAB”) No. 107, “Share-Based Payment,” which provides guidance on the interaction between SFAS No. 123R and certain SEC rules and regulations, as well as on the valuation of share-based payments. SAB No. 107 provides interpretive guidance related to valuation methods (including assumptions such as expected volatility and expected term), first time adoption of SFAS No. 123R in an interim period, the classification of compensation expense and disclosures subsequent to adoption of SFAS No. 123R. The Company is currently evaluating the impact of SAB No. 107 on our consolidated financial statements.

Asset Retirement Obligations

In March 2005, the FASB issued Interpretation 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations”—an interpretation of FASB No. 143. FIN 47 clarifies that the term “conditional asset retirement obligation” as used in SFAS No. 143 refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement. FIN 47 requires a liability to be recognized for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. FIN 47 was effective for fiscal years ending after December 15, 2005. The adoption of FIN 47 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

Accounting Changes and Error Corrections

In May 2005 the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.”  SFAS No. 154 established new standards on accounting for changes in accounting principles. SFAS No. 154 requires all such changes to be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005. Adoption of SFAS No. 154 is not expected to have a material impact on our consolidated financial position, results of operations or cash flows.

Other-Than-Temporary Impairment

In June 2005, the FASB issued FASB Staff Position Paper (“FSP”) 115-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments,” superseding EITF 03-1. FSP 115-1 will replace the accounting guidance on the determination of whether an investment is other-than-temporarily impaired as set forth in EITF 03-1 with references to existing other-than-temporary impairment guidance. FSP 115-1 is effective for reporting periods beginning after December 15, 2005. Adoption of FSP 115-1 is not expected to have a material impact on our consolidated financial position, results of operations or cash flows.

24.       Subsequent Events

On March 29, 2006, the Company entered into an agreement with Newmont Canada Limited (“Newmont”) whereby Newmont will purchase 28.51 million Queenstake common shares at Cdn $0.41 per share for gross proceeds of US $10.0 million through an equity private placement. As part of the private placement, Newmont will receive warrants that can be exercised to acquire up to 28.51 million common shares of Queenstake at a price of Cdn$0.55 for a four-year period, which would generate Cdn $15.7 million in cash if exercised. After closing, Newmont will own approximately 4.9% of Queenstake’s outstanding common shares. If Newmont were to exercise all of its warrants and maintain its holdings of Queenstake’s common shares, Newmont would hold approximately 8.5% of Queenstake’s fully diluted outstanding common shares. For a period of two years from closing, Newmont will have the right to participate in future equity offerings by Queenstake to preserve its fully diluted shareholding percentage and will have certain additional rights to participate in debt financings. The private placement, which remains subject to certain closing conditions, including regulatory approvals, is expected to close in the second quarter of 2006. Proceeds will be used to fund exploration and for other corporate uses.

An affiliate of Newmont has also agreed to convey three of its Nevada exploration properties to Queenstake on a lease-option basis. The properties are subject to a sliding scale net smelter royalty, dependent on the gold price, of 3% to a maximum of 5% if gold is at or above $500 per ounce, and Newmont retains the right to back into a 51% joint venture interest in each of the properties.

In addition, another affiliate of Newmont has agreed to sell concentrates and ore from its Nevada operations to Queenstake for processing at its Jerritt Canyon roasting and milling facility. The contract calls for Queenstake to purchase at least 500,000 tons per year over two years. Queenstake will pay Newmont for the recoverable ounces in the purchased concentrates and ore, and Queenstake will charge Newmont commercial terms for processing and refining. Ore purchases with Newmont may continue for up to three additional years if Queenstake has the spare processing capacity. The purchase of Newmont’s concentrates and ore for processing of at least 500,000 tons per year over two years will increase the Jerritt Canyon mill throughput to approximately 95% of its past demonstrated capacity of approximately 1.5 million tons per year, which is expected to reduce the Company’s unit operating costs.

Form 52-109F1 - Certification of Annual Filings

I, Dorian Nicol, Queenstake Resources Ltd., Chief Executive Officer, certify that:

1.                                       I have reviewed the annual filings (as this term is defined in Multilateral Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings) of Queenstake Resources Ltd. (the issuer) for the period ending December 31, 2005;

2.                                       Based on my knowledge, the annual filings do not contain any untrue statement of a material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it was made, with respect to the period covered by the annual filings;

3.                                       Based on my knowledge, the annual financial statements together with the other financial information included in the annual filings fairly present in all material respects the financial condition, results of operations and cash flows of the issuer, as of the date and for the periods presented in the annual filings;

4.                                       The issuer’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures for the issuer, and we have:

a.                                       designed such disclosure controls and procedures, or caused them to be designed under our supervision, to provide reasonable assurance that material information relating to the issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which the annual filings are being prepared;

b.                                      evaluated the effectiveness of the issuer’s disclosure controls and procedures as of the end of the period covered by the annual filings and have caused the issuer to disclose in the annual MD&A our conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by the annual filings based on such evaluation.

Date:  March 23, 2006

/s/ Dorian Nicol
Chief Executive Officer

Form 52-109F1 - Certification of Annual Filings

I, Eric Edwards, Queenstake Resources Ltd., Chief Financial Officer, certify that:

1.                                       I have reviewed the annual filings (as this term is defined in Multilateral Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings) of Queenstake Resources Ltd. (the issuer) for the period ending December 31, 2005;

2.                                       Based on my knowledge, the annual filings do not contain any untrue statement of a material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it was made, with respect to the period covered by the annual filings;

3.                                       Based on my knowledge, the annual financial statements together with the other financial information included in the annual filings fairly present in all material respects the financial condition, results of operations and cash flows of the issuer, as of the date and for the periods presented in the annual filings;

4.                                       The issuer’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures for the issuer, and we have:

c.                                       designed such disclosure controls and procedures, or caused them to be designed under our supervision, to provide reasonable assurance that material information relating to the issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which the annual filings are being prepared;

d.                                      evaluated the effectiveness of the issuer’s disclosure controls and procedures as of the end of the period covered by the annual filings and have caused the issuer to disclose in the annual MD&A our conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by the annual filings based on such evaluation.

Date:  March 23, 2006

/s/ Eric Edwards

Chief Financial Officer